Exhibit 21.1
Subsidiaries of the Registrant

Name	Jurisdiction
API Acquisition Sub, Inc.	Delaware
Avalon Pharmaceutical, Inc.	Delaware
Clinical Data B.V.	The Netherlands
PGxHealth Holding, Inc.	Delaware
PGxHealth, LLC	Delaware
Spectronetics NV	Curaçao, Netherlands Antilles